Proposal 1: Election of Directors.

Name	For Votes	Withheld Votes	Broker Non-Votes
Dr. Mary B. Bullock	117,912,602	1,170,473	17,972,962
Paul D. Donahue	112,364,824	6,718,251	17,972,962
Jean Douville	112,230,961	6,852,114	17,972,962
Thomas C. Gallagher	116,023,342	3,059,733	17,972,962
George (Jack) C. Guynn	117,940,441	1,142,634	17,972,962
John R. Holder	117,969,562	1,113,513	17,972,962
John D. Johns	104,910,969	14,171,780	17,972,962
Michael M. E. Johns, M.D.	116,689,809	2,393,266	17,972,962
J. Hicks Lanier	114,784,500	4,298,575	17,972,962
Robert C. Loudermilk, Jr.	117,956,720	1,126,356	17,972,962
Wendy B. Needham	117,947,335	1,135,740	17,972,962
Jerry W. Nix	105,866,593	13,216,483	17,972,962
Gary W. Rollins	114,564,712	4,518,364	17,972,962

Proposal 2: Advisory Vote on Executive Compensation.

The shareholders approved the compensation of the Company’s executive officers, including the Company’s compensation practices and principles and their implementation. The holders of 109,903,850 shares of Common Stock voted in favor of the proposal, holders of 3,945,101 shares voted against, holders of 5,234,124 shares abstained, and there were 17,972,962 broker non-votes.

Proposal 3: Ratification of Selection of Independent Auditors.

The shareholders ratified the selection of Ernst & Young LLP as independent auditors of the Company for 2012. The holders of 133,779,736 shares of Common Stock voted in favor of the ratification, holders of 3,094,659 shares voted against, holders of 181,642 shares abstained, and there were no broker non-votes.